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EXHIBIT 10.6

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

         This Executive Employment Agreement (this "Agreement") is entered into as of January 10, 2001, between TOM DOROSEWICZ ("Executive") and SVI SOLUTIONS, INC., a Delaware corporation ("Company"), who agree as follows:

         1. HIRING. Effective January 10, 2001 (the "Start Date") Company hires Executive and Executive agrees to act as Company's President and Chief Executive Officer.

         2. DUTIES. Executive shall be charged with the day-to-day management of the Company, shall perform such duties as are normally performed by a president and chief executive officer of a corporation, and shall report directly to the Company's Chairman and the Company's Board of Directors (the "Board"). Executive's responsibilities shall include without limitation business development, management, strategic direction, successful marketing of the Company's suite of products and services, and achievement of the Company's business objectives. Executive will lead the senior executive team in recommending to the Board the long term direction and goals of the Company, hiring and firing staff, and developing strategies and tactics to meet Company goals. Executive shall further perform other duties as the Board shall from time to time specify. Executive shall faithfully and diligently perform his duties on a full-time basis, devoting his entire working hours, ability and attention exclusively towards advancing the Company's interests, subject to oversight and general guidelines established by the Company's Board.

         3. TERMINATION.

                  3.1 Either Executive or the Company may, at either party's election, terminate this Agreement and Executive's employment with the Company, upon 30 days prior written notice to the other party ("Termination Notice"), at any time, for any lawful reason or for no reason whatsoever, with or without good cause. On the later of the date of delivery to Executive of the Termination Notice or any date specified in the Termination Notice as the "termination date", Executive shall return to Company all property belonging to Company, including without limitation all Confidential Material and Proprietary Information (as defined below), promotional material, advertising information, customer and supplier lists, and similar items. Nothing in this Agreement shall be construed to create any agreement for any indefinite or specific term of employment between the Company and Executive.

                  3.2 Additionally, the Company may terminate Executive at any time for Good Cause, and Executive may terminate his employment with the Company at any time for Good Reason, by providing written notice to Executive or the Company, as applicable.

                           3.2.1 For purposes of this Agreement, "Good Cause"
                  means any of the following:

                                    3.2.1.1 Executive's repeated neglect or
                           repeated breach of duty, or any failure by Executive to perform, to the reasonable satisfaction of the Board, such duties as may be delegated to Executive by the Company from time to time, as determined by the Board after reasonable investigation.

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                                    3.2.1.2 Executive is convicted of a felony
                           or after a through and complete investigation by the Board, is determined by the Board to have committed acts of theft of Company property, larceny, embezzlement, fraud, dishonesty, illegality, moral turpitude, harassment, or gross mismanagement.

                                    3.2.1.3.  Executive's death.

                                    3.2.1.4 Executive becomes materially
                           disabled to such an extent that Executive, even with a reasonable accommodation, is precluded from performing the duties set forth in this Agreement for a period of 120 consecutive days, or 150 days in the aggregate during any one calendar year period. Any absences that result from a reasonable accommodation as required by the Americans with Disabilities Act, the California Fair Employment and Housing Act, or otherwise required by law, shall not be included in either 120-day or 150-day total.

                                    3.2.1.5 Executive's material breach of this
                           Agreement or any of his fiduciary duties to Company.

                           3.2.2. For the Purposes of this Agreement, "Good
                  Reason" means any of the following:

                                    3.2.2.1. If the Company materially or
                           substantially changes Executive's duties under this Agreement, without Executive's prior written consent.

                                    3.2.2.2. If the Company materially or in bad
                           faith prevents Executive from performing his duties under this Agreement.

                                    3.2.2.3. If the Company relocates the
                           Company's corporate headquarters out of San Diego county.

         4. SEVERANCE PAYMENTS. If Company terminates Executive's employment without Good Cause, or if Executives terminates his employment with Good Reason, Company shall:

                  4.1 Pay Executive as severance pay a lump sum payment in an amount equal to: (a) during the first year of the Executive's employment, six months of Base Salary (defined below) and a bonus equal to 37.5% of his Base Salary; or (b) after the first year of Executive's employment, six months of Base Salary, a bonus equal to 37.5 % of his Base Salary, and one month of Base Salary for each additional full year of Executive's employment, up to a maximum of six (6) additional months. All severance payments made under this Section 4 shall be subject to appropriate payroll and tax deductions as required by law, Executive's compliance with all other terms and conditions of this Agreement and Executive's execution of a reasonable and standard severance agreement (which will include, among other things, a general release of all claims by Executive against Company, its agents and Affiliates). Executive acknowledges that the severance payments provided to Executive in accordance with this paragraph shall be Executive's sole remedy against the Company for the Company's termination of his employment without Good Cause, or Executive's termination of his employment for Good Reason. All severance payments shall be paid to Executive within thirty (30) days after Executive's termination.

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                  4.2 Continue to pay any medical and dental insurance premiums for the health insurance plan(s) Executive and any of his dependants were enrolled in on the effective date of Executive's termination, up to a maximum of twelve (12) months. Payment of such premiums shall include any premiums under a COBRA election by Executive, if a COBRA election is required as a result of Executive's termination from employment. However, Company's payment of health and dental insurance premiums will cease before said 12 month period if and when Executive obtains employment offering the same or similar benefits as provided by Company at the time of Executive's termination from employment.
                  4.3 Allow all of Executive's all unvested options granted prior to the effective date of Executive's termination to immediately vest. Executive shall have until one year thereafter to exercise all stock options to acquire Company stock, afterwhich all unexcercised options shall be terminated.

         5. COMPENSATION. The Board will periodically review Executive's compensation (typically at the beginning of each fiscal year) to determine Executive's base salary, potential bonus amount, bonus criteria, eligibility for and amount of any grant of stock options, and other benefits, all in the Board's sole and absolute discretion. Executive's present compensation consists of the following:

                  5.1 BASE SALARY. Executive's annual salary as of the Start Date shall be $250,000.00 ("Base Salary"), payable in accordance with and at the same time as Company's ordinary payroll procedures.

                  5.2 BONUS. If still employed as of the end of the fourth quarter of the 2001 Fiscal Year (April 1, 2000 through March 31, 2001) Executive is guaranteed a bonus of $18,750 and is eligible for an additional bonus of $18,750 based on criteria approved by the Board, as set forth in this Section 5.2. Executive may agree to accept this fourth quarter bonus in SVI common stock, in lieu of cash. Such stock shall be "restricted stock" as that term is defined in Rule 144 promulgated under the Securities Act of 1933. If Executive elects to receive payment in stock, the Company shall pay the California state and federal withholding taxes associated with such payment, and shall further pay "gross-up" California state and federal withholding taxes due on the amount so paid, such that Executive is not required to reimburse the Company for any taxes so withheld. Except for such withholding payments to be made by the Company, Executive shall be solely responsible for tax consequences associated with receipt and subsequent disposition of such stock. Any such stock shall be valued at the closing stock price of the Company's common stock reported on the American Stock Exchange on March 30, 2001. For Fiscal Year 2002 (beginning in April of 2001) Executive will be eligible for consideration of an annual bonus (the "Bonus") of a maximum of 75% of Base Salary at 100% achievement, in accordance with the Management Bonus Program (the "MBP"). The amount of the Bonus, if any, will be based on the criteria as established in the Company's annual MBP, as approved by the Board in its sole and absolute discretion.

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                  5.3 INCENTIVE STOCK OPTIONS. As an additional incentive to
         Executive, the Company agrees to grant Executive the right to purchase certain shares of the Company's common stock ("stock"), in accordance with the terms and conditions of the SVI Holdings, Inc. 1998 Incentive Stock Option Plan assumed by the Company in connection with its merger with SVI Holdings, Inc. of March 1, 2001 (the "Plan"), the Option Agreement adopted as a part of the Plan (the "Option Agreement") and the terms and conditions set forth below. In the event of an inconsistency between any or all of this Agreement, the Option Agreement and the Plan, the provisions of the Plan shall control, or in the absence of controlling language in the Plan, the Option Agreement shall control. Subject to Section 5.3.3 below, the exercise price of such incentive stock options will be the Fair Market Value, as defined in the Plan, of the Company's stock subject to the options on the date of the grant (the "ISO Option Price"). All incentive stock options must be exercised by the Executive, in whole or in part, prior to the Expiration Date set forth in the Option Agreement by written notice tendering payment at the ISO Option Price.

                           5.3.1 GRANT AT START DATE. As of the Start Date,
                  Executive shall receive 250,000 options (the "Initial Options") which options shall vest in equal monthly increments over a five-year period from the grant date, in accordance with the Plan.

                           5.3.2 POTENTIAL INCENTIVE STOCK OPTIONS FOR FISCAL
                  YEAR 2002. Executive shall be eligible to receive the following additional incentive stock options for fiscal year 2002, based upon the following conditions, which subject to
                  Section 5.3.3 below shall fully vest upon their grant to Executive.

                                    5.3.2.1 The option to purchase shares of
                           stock equal in value (calculated at the Fair Market Value of the stock as of the date of the grant) to:
                           (1) 100% of Executive's Base Salary, if the Company has attained 80% of its annual 2002 budgeted EBITDA, as defined below; (2) 125% of Executive's Base Salary, if the Company has attained 100% of its annual 2002 budgeted EBITDA; and 150% of Executive's Base Salary, if the Company has attained 125% of its annual 2002 budgeted EBITDA. The grant date and strike price for these options, if any, shall be the last day of business of the fiscal year and the closing price of the shares as of that day. As used herein EBITDA means for any applicable period, an amount equal to earnings from operations before other income and expenses, before interest expense (net of interest income), and before income taxes, depreciation or amortization all as determined by the Company based upon the income and expense components for the Company utilized by its independent public accountants in preparation of its audited year-end financial statements;

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                                    5.3.2.2 Options to purchase 50,000 shares of
                           the Company's stock, granted and price set at the closing as of the last day of the fiscal quarter in which this occurs, if the Company obtains at least $7,500,000 in proceeds from new equity financing during the fiscal year 2002;

                                    5.3.2.3 Options to purchase 20,000 shares of
                           the Company's stock, granted and price set at the closing as of the last day of the fiscal quarter in which the Company has quarterly positive EBITDA during the fiscal year 2002;

                                    5.3.2.4 Options to purchase 20,000 shares of
                           the Company's stock, granted and price set at the closing as of the last day of the fiscal quarter in which the Company attains at least ninety percent (90%) of the target quarterly gross operating revenues as defined in the Fiscal 2002 Operating Plan;

                                    5.3.2.5 Options to purchase 10,000 shares of
                           the Company's stock, granted and price set at the closing as of the last day of the fiscal quarter in each fiscal year 2002 quarter that the Company maintains its accounts receivable within a defined day sales outstanding ("DSO") of 45 days;

                                    5.3.2.6 Options to purchase 20,000 shares of
                           the Company's stock, granted and price set at the closing as of the last day of the fiscal quarter in each fiscal 2002 quarter that the Company obtains the following targeted number of New License Customers, as defined in the Company's Fiscal 2002 Operating
                           Plan:

                                            5.3.2.6.1.  Q1 2002:  1;
                                            5.3.2.6.2.  Q2 2002:  2;
                                            5.3.2.6.3.  Q3 2002:  2: and
                                            5.3.2.6.4.  Q4 2002:  3

                                    5.3.2.7 Options to purchase 40,000 shares of
                           the Company's stock, granted and price set at the closing as of the last day of the fiscal year 2002, if the Company obtains more gross revenues from operations, computed in accordance with generally accepted accounting principles, from Company customers in existence as of Executive's Start Date than gross revenues from those existing customers in fiscal year 2001.

                           5.3.3 Potential Changes in Option Price, Vesting and
                  Nature. All options described in this paragraph 5.3 are intended to be incentive stock options, except to the extent that the terms and conditions of a specific grant of options would not qualify as incentive stock options under the Plan or Internal Revenue Code Section 422. Notwithstanding any other Section of this Agreement:

                                    5.3.3.1 On or after the date, if any, on
                           which Executive becomes a 10% shareholder in the Company, then the ISO Option Price for any options not yet granted under this Agreement shall automatically increase by 10%, and all such options must be exercised within five years after the date of their grant to Executive;

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                                    5.3.3.2 Upon an event specified in paragraph
                           13(b) of the Plan, the options then issued under this Agreement, and the number of shares subject to options to be awarded in the future under this Agreement, shall be appropriately adjusted.

                                    5.3.3.3 The Option Agreement shall contain
                           provisions whereby the acquisition of more than 50% of the common stock of the Company by a person who was not a shareholder on the Start Date will trigger immediate vesting of all unvested options granted prior to such date with the exception of the acquisition by Shmulik Stein International Investments ("SSII") of 50% or more of the common stock of the Company as a result of the transaction contemplated by the MOU signed with the Company (a "Change of Control") Such options shall be exerciseable in conjunction with such Change of Control under terms as favorable as those offered to any other shareholder. Subject to any successor or acquiring entity's refusal to assume or continue any options, Executive may, at his election, leave his options unvested or converted into options of the surviving or acquiring entity according to the surviving or acquiring entity's requirements.

                                    5.3.3.4 To the extent that the value of the
                           shares of Company stock that may be exercised by Executive for the first time in any calendar year exceeds $100,000 based on the fair market value of the stock at the time of the grant, Executive hereby acknowledges that said all such options may not be treated as incentive stock options.

                                    5.3.3.5 To the extent that the number of
                           shares subject to options which are to be granted hereunder exceeds the per person maximum set forth in
                           Section 4(d) of the Plan, such options shall be granted by the Company outside of the Plan on terms and conditions similar to those contained in the Plan and the Option Agreement. Executive understands that any options granted outside of the Plan will not be treated as incentive stock options.

         6. BENEFITS. Executive shall be entitled to the following benefits during the period of his employment under this Agreement:

                  6.1 RELOCATION ASSISTANCE. In order to offset the expense Executive must incur in moving he and his family to the San Diego area, the Company will provide Executive with the following:

                           6.1.1 The Company will use its best efforts to assist
                  Executive in obtaining a bridge loan in an amount not to exceed $500,000, to cover the purchase of a new house in the San Diego area, secured by Executive's new house (the "Loan"). The Company will repay Executive all interim carrying costs associated with the Loan (including principal and interest), but shall not be liable as a borrower under the terms of the loan documents. Executive shall repay the principal amount of the Loan no later than 30 days after Executive completes the sale of his house in San Jose and Executive agrees to use his best efforts to complete that sale as soon as possible. Executive acknowledges that there may be imputed interest to him as a result of this transaction;

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                           6.1.2 As of the Start Date, the Company shall grant
                  to Executive pursuant to the Plan non-qualified stock options to purchase up to 300,000 shares of the Company's stock (the "Relocation Options"), at an exercise price equal to 85% of the Fair Market Value of the Company's stock on the date of the grant. The Relocation Options shall vest as follows:
                  100,000 shares immediately, 100,000 shares in six months from the Start Date, and 100,000 shares in twenty four months from the Start Date. The Company will use its best efforts to attempt to register the Relocation Options as soon as the Company is required to register any other shares of Company stock. Executive acknowledges that the Relocation Options will be issued outside of the Plan, and therefore will not be treated as incentive stock options. Company agrees to file an S-8 registration statement for the Relocation Options on or before August 31, 2001.

                           6.1.3 For the period beginning on the Start Date and
                  ending six months thereafter (the "Relocation Period"), the reasonable costs associated with either Executive's travel to San Jose once each week, or for Executive's immediate family to travel to San Diego once each week.

                           6.1.4 Until the earlier of the sale of Executive's
                  house in San Jose, or a period not to exceed twelve (12) months from the Executive's Start date, payment of either Executive's reasonable monthly mortgage payment on any new house purchased in San Diego by Executive, or the reasonable cost of a furnished rental unit or hotel and other living expenses in San Diego.

                           6.1.5 The Company shall pay the California state and
                  federal withholding taxes associated with payments of the foregoing relocation assistance payments, and shall further pay "gross-up" California state and federal withholding taxes due on the amount so paid, such that Executive will have no net taxes withheld for such relocation assistance payments. Except for such withholding payments to be made by the Company, Executive shall be solely responsible for tax consequences associated with the relocation assistance payments. Executive shall also be responsible for all tax consequences associated with the exercise of Relocation Options and the subsequent disposition of the stock received from such exercise.

                  6.2 VACATION. Three (3) weeks paid vacation per year, to be taken at times that are consistent with Executive's performance of his duties under this Agreement, and in accordance with Company's regular policies and procedures.

                  6.3 INSURANCE. A $4,000 annual stipend for Executive's personal term life insurance policy, and inclusion in any medical and dental plan adopted for the Company's other employees. In addition, the Company shall pay all medical and dental insurance plan costs for the Executive and the Executive's qualified dependents.

                  6.4 CAR ALLOWANCE. A $1,000 per month automobile allowance.

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                  6.5 EXPENSES. Reimbursement for reasonable travel and local expenses incurred in the proper performance of Executive's duties under this Agreement, in accordance with Company policy.

                  6.6 OTHER. All benefits generally available to other executives of Company, including the Executive Health Insurance Benefit Plan under which the Company will pay all Medical and Dental Insurance premiums for the Executive and the Executive's qualified dependants.

         7. CONFIDENTIALITY. Executive acknowledges that Company has made (or may make) available to Executive certain customer lists, product design information, performance standards and other confidential and/or proprietary information of Company or licensed to Company or its Affiliates that the Company has taken reasonable measures to keep confidential and that has independent economic value by not being generally known to the public or others in the industry, including without limitation trade secrets and copyrighted materials (collectively, the "Confidential Material"). Except as essential to Executive's obligations under this Agreement, Executive shall not make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material. Except as essential to Executive's obligations under this Agreement, Executive shall not make any duplication or other copy of any of the Confidential Material. Immediately upon request from Company, Executive shall return to Company all Confidential Material. For the purposes of this paragraph, Confidential Material shall not include publicly available information or information generally known or generally employed by the trade or industry.

         8. PROPRIETARY INFORMATION

                  8.1 DEFINED. For purposes of this Agreement, "Proprietary Information" shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer and supplier lists, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, development, products, organization, business or finances of the Company or its Affiliates.

                  8.2 OWNERSHIP. All right, title and interest of every kind and nature in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Executive during the term of this Agreement shall be the sole and exclusive property of Company for all purposes or uses, and shall be disclosed promptly by Executive to Company. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of Company or otherwise, or (d) with Company's materials, tools, instruments or on Company's premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by Executive that is subject to copyright protection is explicitly considered by Executive and Company to be works made for hire to the extent permitted by law. Executive hereby assigns to Company all of Executive's right, title and interest in and to the Proprietary Information.

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                  8.3 ASSISTANCE. Executive shall execute any documents and take any action Company may deem reasonably necessary or appropriate to effectuate the provisions of this Agreement, including assisting
         Company in obtaining and maintaining patents, copyrights or similar rights to any Proprietary Information assigned to Company. Executive shall comply with all reasonable rules established by Company for the protection of the confidentiality of any Proprietary Information. Executive irrevocably appoints each officer of Company to act as Executive's agent and attorney-in-fact to perform all acts necessary to obtain or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Executive to Company under this Agreement if (a) Executive refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and survives the death or disability of Executive. Executive shall promptly disclose to Company, in confidence
         (a) all Proprietary Information that Executive creates during the term of this Agreement, and (b) all patent applications filed by Executive within one year after termination of this Agreement. Executive shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to Company under this Agreement. This Agreement does not apply to any Proprietary Information that fully qualifies under the provisions of California Labor Code
         Section 2870 or any similar or successor statute.

         9. COMPETITION. To the extent permitted by applicable law, Executive shall not engage in the following behavior anywhere in the United States, where the Company or its Affiliates sell products or otherwise conduct business as of the date of this Agreement or if applicable the date of Executive's cessation of employment with the Company ("the Company's Business"):

                  9.1 During the term of this Agreement, Executive shall not own an interest in, operate or participate in, or be connected as an officer, director, employee, agent, independent contractor, partner, shareholder or principal of any business entity or person producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, or services that compete with Company's Business;

                  9.2 During the period of time set forth in Section 9.5 below, Executive shall not undertake any employment or activity competitive with the Company's Business, including without limitation the inducement or solicitation of the Company or its Affiliates' customers, if the duties or work of, in connection with or related to such competitive employment or activity would or might cause Executive to reveal or use any Confidential Material or Proprietary Information. The restriction set forth in this Section 9.2 shall not be limited to a particular geographical area.

                  9.3 During the period of time set forth in Section 9.5 below, Executive shall not, directly or actively, either for himself or any other person, induce or attempt to induce any employee of the Company or any Affiliate to terminate his or her employment.

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                  9.4 The Company may cancel all of Executive's unexercised
         options, and may at its election repurchase at Executive's exercise price all stock obtained by Executive through the exercise of any stock options granted to Executive, if during the period of time set forth in
         Section 9.5 Executive directly or indirectly, induces or attempts to induce any customer, supplier, licensee, or business relation of the Company or any Affiliate to cease doing business with such company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of such the Company.

                  9.5 Unless otherwise specified, the duration of the covenants set forth in this Section 9 shall be the entire term of Executive's employment with the Company plus a period of 18 months after the termination of such employment. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. Notwithstanding such restriction, Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under
         Section 12(g) of the Securities Exchange Act of 1934. In the event of a breach by Executive of any covenant set forth in this Section 9, the term of such covenant will be extended by the period of the duration of such breach, provided, however, that such extension shall be limited to three years. For purposes of this Agreement, "Affiliate" shall mean any partner, employee, director, shareholder, officer of the Company or any person or entity controlled by, controlling, or under common control with, directly or indirectly, the Company, and its successor in title and interest.

         10. BUSINESS OPPORTUNITIES. During the term of this Agreement, if Executive (or any agent, employee, officer or independent contractor of or retained by Executive) becomes aware of any project, investment, venture, business or other opportunity (any of the preceding, an "Opportunity") that is similar to, competitive with, related to or in the same field as the Company, or any project, investment, venture, or business of the Company, then Executive shall so notify the Company immediately in writing of such Opportunity and shall use Executive's good-faith efforts to cause the Company to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity.

         11. INJUNCTIVE RELIEF. Company and Executive each hereby acknowledge:
(a) the unique nature of the provisions set forth in Articles 7, 8, 9, and 10;
(b) that Company will suffer irreparable harm if Executive breaches any of those provisions; and (c) that monetary damages will be inadequate to compensate Company for such breach. Therefore, if Executive breaches any of such provisions, then Company is entitled to injunctive relief, without bond, in addition to any other remedies at law or equity to enforce the provisions.

         12. USE OF NAME AND LIKENESS. During the term of this Agreement, Executive grants the Company and the Company's assignees the rights to use all appearances and future appearances (including Executive's name, images, photographs, and likenesses) in any form whatsoever ("Appearances") for the Company's or its assignee's purposes, in any nondefamatory manner. To the extent Executive has any rights (such as copyright, publicity right, or otherwise) in the Appearances, Executive absolutely assigns all such rights to the Company. Executive consents to all uses of the Appearances by the Company and its assignees. Executive shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Section 12.

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         13. ARBITRATION OF DISPUTES. Except with respect to certain provisional relief that may be available to Executive or the Company (including the remedies to which Company is entitled under Article 10), arbitration constitutes the sole and exclusive remedy for the settlement of any dispute or controversy concerning this Agreement or the rights of the parties hereunder, including whether the dispute or controversy is arbitrable, and including all disputes regarding wages or benefits, hiring, termination, defamation, invasion of privacy, infliction of emotional distress, unlawful harassment, and all statutory employment discrimination, harassment, or similar claims such as claims arising under the California Fair Employment and Housing Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Labor Code, the Equal Pay Act, the Rehabilitation Act of 1974, the Employee Retirement Income and Security Act, and any and all other legal, equitable, and statutory claims that may be lawfully submitted to arbitration. The substantive and remedial provisions of the civil rights statutes referenced above shall be available to any party required to arbitrate such claims under this agreement. The arbitration proceeding will be conducted in San Diego, California, before a panel of three arbitrators under the Employment Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. California law governs this Agreement, irrespective of California's or any other jurisdiction's choice-of-law principles. To the extent that there is any conflict between the rules of the American Arbitration Association and this arbitration clause, this clause will govern and determine the rights of the parties. The decision of the arbitrators, including the determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors, and assigns, as applicable, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrator will have the right to award any remedy permitted at law, including without limitation, punitive damages, equitable relief, monetary damages, interest, and attorneys fees. The costs of arbitration, including administrative fees, fees for a record and transcript, and the arbitrators' fees, will be awarded to the party determined by the arbitrator to be the prevailing party. The parties incorporate the provisions of California Code of Civil Procedure Section 1283.05 into this Agreement and make those provisions part of and applicable to any proceedings arising under the terms of this Agreement.

         NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

         WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT TO DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

                 EXECUTIVE'S INITIALS        COMPANY'S INITIALS

                     ----------                    ----------

         14. JURISDICTION AND VENUE. For the purposes of jurisdiction and venue, all actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

         15. FURTHER ASSURANCES. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

         16. MODIFICATION. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

         17. PRIOR UNDERSTANDINGS. This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

         18. INTERPRETATION. Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa) and the word "person" includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms "includes" and "including" do not imply any limitation. No remedy or election under this Agreement (except the arbitration provision) is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity.

         19. HEADINGS. The paragraph headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

         20. PARTIAL INVALIDITY. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability unless such provision or the application of such provision is essential to this Agreement. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable.

         21. SUCCESSORS-IN-INTEREST AND ASSIGNS. Executive may not voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of his rights, duties or other interests in this Agreement without the prior written consent of Company, which consent may be withheld in Company's sole and absolute discretion. Any such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding on and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

         22. NOTICES. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first-class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To:               Tom Dorosewicz
                  P.O. Box 131120
                  Carlsbad, CA  92013

                  Fax:  (858) 755-1573

With a copy to:

                  Crosby, Heafey, Roach & May, P.C.
                  Two Embarcadero Center, 20th Floor
                  San Francisco, CA  94111
                  Attn: Dale S. Freeman, Esq.
                  Fax:  (415) 391-8269

To:               SVI Holdings, Inc.
                  12707 High Bluff Drive, Suite 335
                  San Diego, California 92130
                  Attn: David Reese
                  Fax:  (858) 481-1710

With a copy to:

                  Solomon Ward Seidenwurm & Smith, LLP
                  401 B Street, Suite 1200
                  San Diego, CA  92101
                  Attn:  Norman Smith, Esq.
                  Fax:  (619) 231-4755

                  Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

         23. WAIVER. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of his/its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

         24. DRAFTING AMBIGUITIES. Each party to this Agreement has reviewed and revised this Agreement and has had the opportunity to have such party's legal counsel review and revise this Agreement. Specifically, the Company has consulted with the law firm of Solomon Ward Seidenwurm & Smith, LLP and Executive has consulted with the law firm of Crosby, Heafey, Roach & May, P.C. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

         25. THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees, unless such rights are expressly granted in this Agreement to another person specifically identified as a "Third Party Beneficiary."

         26. EFFECTIVENESS. This Agreement shall become effective when it has been executed by all of the parties to this Agreement.



EXECUTIVE:



/s/ Tom Dorosewicz
--------------------------
TOM DOROSEWICZ


SVI:

SVI SOLUTIONS, INC., A DELAWARE CORPORATION


By: /s/ Kevin M. O'Neill
    --------------------

Its: Executive Vice President and Chief Financial Officer
     ----------------------------------------------------